EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-54710 of Wilshire Financial Services Group Inc. and Subsidiaries on Form S-8 of our report dated March 1, 2002 appearing in this Annual Report on Form 10-K of Wilshire Financial Services Group Inc. and Subsidiaries for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 21, 2002